DEBT AND LIEN SUBORDINATION AGREEMENT

This DEBT AND LIEN SUBORDINATION AGREEMENT (this “Agreement”) is made as of August 10, 2017, among SMART WORKS, LLC, a New Jersey limited liability company (the “Borrower”); SUPER G CAPITAL, LLC, a Delaware limited liability company (“Subordinate Creditor”); and PRESTIGE CAPITAL CORPORATION, a New Jersey corporation (“Senior Creditor”).

Recitals:

Senior Creditor and Borrower are parties to a certain Purchase and Sale Agreement dated as of August 10, 2017 (as at any time amended or restated, the “Senior Credit Agreement”), pursuant to which Senior Creditor will from time to time factor the accounts receivable of Borrower or other extensions of credit (collectively, “Credit Extensions”) to Borrower secured by all or substantially all of Borrower’s assets.

Borrower and Subordinate Creditor have entered into that certain Business Loan Agreement and Security Agreement dated as of August 10, 2017 (as at any time amended or restated, the “Subordinated Loan Agreement”). Pursuant to the Subordinated Loan Agreement, Borrower has obtained or may obtain loans from Subordinate Creditor, payment of which is or will be secured by a security interest in and lien upon all or substantially all assets of Borrower.

A condition precedent to Senior Creditor’s willingness to make any Credit Extensions to Borrower under the Senior Credit Agreement is the execution and delivery of this Agreement pursuant to which, among other things, Subordinate Creditor shall subordinate the payment of all present and future indebtedness owed to it by Borrower to the payment in full of the Priority Senior Debt (as defined below) and shall subordinate all Liens at any time held by it in respect of any Collateral (as defined below) to and in favor of all Liens granted to or obtained by Senior Creditor in respect of any of the Collateral.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and conditions herein contained and for Ten Dollars ($10.00) in hand paid and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be bound hereby, agree as follows:

1.       Definitions; Rules of Construction.

(a)       Capitalized terms used in this Agreement, unless otherwise defined herein, shall have the meanings ascribed to them in the Senior Credit Agreement. In addition to such other terms as are elsewhere defined herein, the following terms shall have the following meanings for the purposes of this Agreement:

“Bankruptcy Code” shall mean title 11 of the United States Code.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banks are authorized or required to be closed under the laws of the State of California.

“Collateral” shall mean all property of each Obligor (real or personal, tangible or intangible, and wherever located) at any time subject to a Lien in favor of Senior Creditor or Subordinate Creditor, including all types and items of property included in the definition of “Collateral” in the Senior Credit Agreement or any of the other Senior Creditor Documents, or in any of the Subordinate Creditor Documents, whether any of such property is acquired prior to, during the pendency of, or after an Insolvency Proceeding. Without limiting the generality of the foregoing, the term “Collateral” shall include all Accounts, Goods (including Inventory and Equipment), General Intangibles (including state and federal tax refund claims and other Payment Intangibles), Documents, Instruments, Chattel Paper, Deposit Accounts, Commercial Tort Claims, Letter-of-Credit Rights, and Investment Property, Supporting Obligations, and all Proceeds of the foregoing property.

“Creditor” shall mean Senior Creditor or Subordinate Creditor, as applicable, and the term “Creditors” means both of them.

“Default” shall mean an event or condition that constitutes an event of default under the Senior Creditor Documents or the Subordinate Creditor Documents.

“Enforcement Action” shall mean and include any remedy available to Senior Creditor under any of the Senior Creditor Documents or applicable law to enforce collection of any of the Senior Debt following the occurrence of any Default, and any remedy available to Subordinate Creditor under any of the Subordinate Creditor Documents or applicable law to enforce collection of the Subordinated Debt following the occurrence of any Default, including any of the following: (a) the repossession, sale, lease, setoff against or other disposition of any Collateral by Senior Creditor or Subordinate Creditor; (b) the commencement of any action, suit or other proceeding against an Obligor to enforce payment of any of the Senior Debt or the Subordinated Debt or to repossess, replevy, garnish, attach or otherwise to realize upon any of the Collateral; (c) any notification by Senior Creditor or Subordinate Creditor to any obligor on any Account or Payment Intangible to remit payments with respect to such Account or Payment Intangible to the notifying party; or (d) the commencement against any Obligor of an Insolvency Proceeding.

“Enforcement Expenses” shall mean all costs and expenses at any time incurred by Senior Creditor in connection with its enforcement of rights or exercise of remedies under any of the Senior Creditor Documents or applicable law to collect any of the Senior Debt, enforce any Liens of Senior Creditor, or otherwise enforce any provisions of the Senior Creditor Documents, protect or preserve any of the Collateral, or defend Senior Creditor’s Liens therein against the claims of any Person, including costs and expenses consisting of legal fees, accounting fees, and any costs incurred in connection with the repossession, storing, maintenance, preservation, protection, insurance, collection, preparation for sale, advertising for sale, selling, leasing, liquidating, foreclosing upon or otherwise disposing all or any part of the Collateral, and any amounts advanced for the payment of rent, taxes, or insurance or to satisfy any encumbrances upon any of the Collateral or to pay payroll, appraisal fees, auctioneer’s fees and commissions, and other similar costs of expenses.

“Full Payment,” “Paid in Full,” “Pay in Full” or “Payment in Full” shall mean, with respect to the Senior Debt or Priority Senior Debt, as applicable (i) the indefeasible payment in full, in cash, of all of the Senior Debt or Priority Senior Debt, as applicable, including, in the case of contingent obligations (such as, by way of example only, undrawn letters of credit that are issued or procured by Senior Creditor), the depositing of cash with Senior Creditor equal to 105% of the amount of such contingent obligations as security for the payment of such contingent obligations, in each case other than contingent obligations that are disputed or unliquidated in amount and for which no underlying claim has been asserted or threatened against Senior Creditor, and (ii) termination of any commitments or other agreements of Senior Creditor to make further extensions of credit under the Senior Credit Agreement.

“Insolvency Proceeding” shall mean any action, suit, case or proceeding commenced by or against any Obligor for the appointment of a receiver for such Obligor or any of such Obligor’s other property, for entry of an order for relief under any chapter of the Bankruptcy Code with respect to an Obligor, for an assignment for the benefit of creditors of an Obligor, or for other any debtor relief under any other insolvency law relating to the adjustment of debts, reorganization, composition or extension of debts owed by an Obligor.

“Lien” shall mean any interest in property securing an obligation owed to, or a claim by, a Person, whether such interest is based on or arises pursuant to common law, statute, contract, judgment or court order. The term “Lien” shall also include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting property.

“Obligor” shall mean Borrower or any other Person who is liable to pay, or who has granted a Lien upon any of its property to secure payment of, the whole or any part of the Senior Debt.

“Party” shall mean a signatory to this Agreement.

“Person” shall mean any natural person, sole proprietorship, corporation, partnership, limited liability company, joint venture, business trust, other business entity, or any state, federal or foreign government entity or a department, agency, bureau or political subdivision thereof.

“Plan” shall mean a plan proposed in any Insolvency Proceeding for: (i) the liquidation or reorganization of an Obligor, (ii) a composition or extension of any of an Obligor’s debts, or (iii) a sale or other disposition in whole or in part of an Obligor’s assets.

“Senior Creditor Documents” shall mean the Senior Credit Agreement and all other instruments or agreements now or hereafter evidencing or securing the payment of the whole or any part of the Senior Debt.

“Priority Senior Debt” shall mean, on any date, all Senior Debt that does not exceed on such date the sum of the following (together with all refinancings or refundings thereof): (i) $3,500,000 plus (ii) all fees, charges, legal fees (including Enforcement Expenses), and any amounts due under any indemnifications given by any Obligor to Senior Creditor.

“Reorganization Securities” shall mean debt securities of an Obligor, the sale, distribution, or payment in respect of which is subordinated to the Full Payment of all Senior Debt at the time outstanding and to the payment in full of all debt securities issued in exchange therefor to Senior Creditor, which debt securities have been provided for by a Plan that has been approved by final order of a court and that has been accepted by Senior Creditor.

“Senior Debt” shall mean all advances, debts, liabilities, obligations, debit balances, covenants and duties at any time or times owed by any Obligor to Senior Creditor, whether now or hereafter created, incurred or arising, and whether direct or indirect, absolute or contingent, secured or unsecured, primary or secondary, joint or several, liquidated or unliquidated, due or to become due, now existing or hereafter arising, including (i) all Obligations (including those arising from Credit Extensions), in each case at any time owed by Obligors to Senior Creditor under any of the Senior Creditor Documents, (ii) loans and other extensions of credit made by Senior Creditor to Borrower under the Senior Credit Documents during the pendency of any Insolvency Proceeding, (iii) all interest, fees, charges, expenses and attorneys’ fees for which any Obligor is now or hereafter becomes liable to pay to Senior Creditor under the Senior Credit Documents, including all Enforcement Expenses which any Obligor is now or hereafter becomes liable to pay to Senior Creditor under any agreement or by applicable law and all interest, legal fees and other charges that accrue or are incurred in connection with any of the Senior Debt during the pendency of any Insolvency Proceeding of any Obligor.

“Subordinate Creditor Documents” shall mean the Subordinated Loan Agreement and all other instruments or agreements now or hereafter evidencing or securing the payment of the whole or any part of the Subordinated Debt.

“Subordinated Debt” shall mean all loans, advances, debts, liabilities, debit balances, covenants, duties and obligations of Obligors to Subordinate Creditor, whether direct or indirect, absolute or contingent, secured or unsecured, primary or secondary, joint or several, due or to become due, now existing or hereafter arising, including (i) all debts, liabilities and obligations of any Obligor to Subordinate Creditor under any Subordinate Creditor Documents, (ii) all debts, liabilities or obligations that are incurred by any Obligor to Subordinate Creditor in any Insolvency Proceeding, (iii) all debts, liabilities or obligations at any time owed by any Obligor to other Persons which Subordinate Creditor may have obtained by assignment, pledge, or otherwise, (iv) all interest, fees, charges, expenses and attorneys’ fees for which any Obligor is now or hereafter become liable to pay to Subordinate Creditor under any agreement or applicable law, and (v) any renewals, extensions or refinancings of any of the foregoing.

“UCC” shall mean the Uniform Commercial Code, as in effect from time to time in the State of California.

(b)       Capitalized terms herein that are defined in the UCC, unless otherwise expressly defined herein, shall have the meanings ascribed to them in the UCC.

(c)       All references to any instrument or agreement, including any of the Subordinate Creditor Documents or the Senior Creditor Documents, shall mean (unless otherwise provided herein) all amendments and modifications thereto and renewals, restatements and replacements thereof; all references to any statute shall mean and include all amendments thereto and all regulations issued pursuant thereto. The words “including” and “include” shall mean “including, without limitation” and “include, without limitation”; and the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section or subdivision. Any pronouns used herein shall be deemed to cover all genders.

2.       Consents to Liens. Senior Creditor hereby consents to each Obligor’s grant of Liens in the Collateral to Subordinate Creditor as security for the Subordinated Debt and agrees that the existence of any such Liens (other than any Lien that may hereafter arise from any judgment obtained against an Obligor) shall not constitute a Default under any of the Senior Creditor Documents. Subordinate Creditor hereby acknowledges each Obligor’s grant of Liens in the Collateral to Senior Creditor as security for the Senior Debt and agrees that the existence of any such Liens shall not constitute a Default under any of the Subordinate Creditor Documents.

3.     Priority of Liens; No Contest; Release.

(a)       The Parties agree at all times, whether before, after or during the pendency of any Insolvency Proceeding and notwithstanding the priorities that would ordinarily result from the order of granting or perfection of any Liens, the order of filing or recording of any financing statements, or the priorities that would otherwise apply under applicable law, that (i) Senior Creditor’s Liens in the Collateral shall constitute first priority Liens in such property to secure the Priority Senior Debt and shall be superior to any Lien or other interest of Subordinate Creditor in the same property arising pursuant to the Subordinate Creditor Documents, by operation of law or otherwise; and (ii) any Lien or other interest at any time acquired by Subordinate Creditor in any of the Collateral shall be subordinate to the Liens of Senior Creditor therein as security for the Priority Senior Debt. Subordinate Creditor agrees to execute such amendments to financing statements and other documents as may be necessary to reflect of record the existence of this Agreement and the priorities set forth in this Section 3(a). For purposes of the foregoing provisions, any claim of a right of setoff by Subordinate Creditor shall be treated in all respects as a Lien and no claim to a right of setoff by Subordinate Creditor shall be asserted to defeat or diminish the rights or priorities provided for herein in favor of Senior Creditor. The priorities set forth herein shall be effective irrespective of the perfection, lack of perfection, priority or avoidance of any Liens of Senior Creditor. From and after Full Payment of all Priority Senior Debt, the Liens of Subordinate Creditor with respect to all of the Collateral shall be senior and prior to the Liens of Senior Creditor upon the Collateral as security for any remaining Senior Debt.

(b)       In no event shall either Creditor institute, or join as a party in the institution of, or directly or indirectly assist in the prosecution of, any action, suit or other proceeding seeking a determination that the Lien of the other Creditor in any Collateral is invalid, unperfected or avoidable, or is or should be subordinated to the interest of any other Person or that any claim of a Creditor against an Obligor is invalid or unenforceable in whole or in part; provided that nothing herein shall be construed to prevent Senior Creditor from enforcing the terms of this Agreement, including the provisions of Sections 3(a) relating to the priority of Liens of Creditors and Section 4.

4.       Debt Subordination/Permitted Payments.

(a)       Subject to the provisions of Section 4(c) hereof relating to payments on the Subordinated Debt that are permitted to be made to the extent and under the circumstances set forth in Section 4(c), Subordinate Creditor hereby postpones and subordinates all of the Subordinated Debt to the Full Payment of all of the Priority Senior Debt.

(b)       In the event of any distribution, division or application, partial or complete, voluntary or involuntary, by operation of law or otherwise, of all or any part of the assets of any Obligor or the proceeds thereof to Subordinate Creditor or upon any indebtedness of any Obligor, by reason of the liquidation, dissolution or other winding up of any Obligor or such Obligor’s business, or in the event of any sale of any Obligor’s assets outside of the ordinary course of business or the commencement by or against any Obligor of any Insolvency Proceeding, then and in any such event any payment or distribution of any kind or character, whether in cash, securities or other property (excluding Reorganization Securities), which shall be payable or deliverable upon or with respect to any of the Subordinated Debt (including any payment or distribution that may be payable or deliverable by reason of the payment of any other indebtedness of any Obligor being subordinate to the payment of the Subordinated Debt) shall be paid or delivered directly to Senior Creditor for application to the Priority Senior Debt (whether or not the same is then due and payable) until Full Payment of all of the Priority Senior Debt. Each Obligor’s and Subordinate Creditor’s books shall be marked to evidence the subordination of all of the Subordinated Debt to the Full Payment of the Priority Senior Debt. Senior Creditor is authorized to examine such books from time to time and to make any notations required by this Agreement. The provisions of this Section 4 shall remain effective and binding upon Subordinate Creditor even if any of the Senior Debt or any Lien securing same is avoided, equitably subordinated or nullified in any Insolvency Proceeding of any Obligor.

(c)       Except as otherwise provided in Section 4(b) hereof and in this Section 4(c), Borrower may pay to Subordinate Creditor, and Subordinate Creditor may accept and retain, any regularly scheduled installments of principal and interest due and owing to Subordinate Creditor under the Subordinated Loan Agreement in accordance with its present tenor (including payment of principal and interest due at maturity), but without prepayment, whether mandatory or optional, or payment upon acceleration. If a Default under any of the Senior Creditor Documents exists at the time of or would result from the making of any payment on account of any Subordinated Debt, and for so long as any Priority Senior Debt is outstanding, no Obligor shall be permitted to make, and Subordinate Creditor shall not be entitled to accept or retain, any payments on account of any Subordinated Debt for a period of sixty (60) days (a “Blockage Period”) after Subordinate Creditor receives a Blockage Notice. A “Blockage Notice” is a written notice from Senior Creditor that a Default exists and a Blockage Period is being imposed and the Blockage Period shall commence on the date of Subordinate Creditor’s receipt of such written notice. Senior Creditor shall not be authorized to implement more than one (1) Blockage Period during any consecutive period of one hundred eighty (180) days. Following the termination or waiver by Senior Creditor of a Blockage Period, Subordinate Creditor shall be entitled to accept and retain, and Obligors shall be authorized to pay, any past due installments of principal or interest and regularly scheduled installments of principal and interest under the Subordinated Loan Agreement that become due on or after the date that no Blockage Period is in effect. In no event shall Senior Creditor’s continuing to honor any requests of Borrower for Credit Extensions after the occurrence and during the existence of any Default under the Senior Creditor Documents be deemed a waiver thereof, unless such Default is expressly waived in writing by Senior Creditor.

5.       Warranties and Representations of Subordinate Creditor. Subordinate Creditor represents and warrants to Senior Creditor that (i) it has not relied nor will it rely on any representation or information of any nature made by or received from Senior Creditor relative to any Obligor’s financial condition or prospects, or the existence, value or extent of any Collateral, in deciding to execute this Agreement; (ii) Subordinate Creditor is the lawful owner of the Subordinated Debt and is duly empowered and authorized to execute, deliver and perform all of its obligations under this Agreement; (iii) Subordinate Creditor has not heretofore assigned or transferred to any Person any of the Subordinated Debt, any interest therein or any security pertaining thereto; and (iv) Subordinate Creditor has not heretofore given any subordination in respect of the Subordinated Debt.

6.       Negative Covenants. Until all of the Priority Senior Debt has been Paid in Full, subject to Section 7 hereof, (i) no Obligor party hereto shall, directly or indirectly, make any payment (other than a payment expressly permitted by Section 4 hereof) on account of the Subordinated Debt; (ii) Subordinate Creditor shall not demand, collect or accept from any Obligor or any other Person any payment (other than a payment permitted by Section 4 hereof) on account of the Subordinated Debt or any part thereof, or accelerate the maturity of any of the Subordinated Debt; (iii) Subordinate Creditor shall not realize upon or enforce any Lien granted by any Obligor as security for any of the Subordinated Debt, except as otherwise provided in Section 7(b); (iv) Subordinate Creditor shall not exchange, set off, release, convert to equity or otherwise discharge any part of the Subordinated Debt, except to the extent consented to by Senior Creditor in its discretion; (v) no Obligor party hereto shall hereafter issue any instrument, security or other writing evidencing any part of the Subordinated Debt, and Subordinate Creditor will not receive any such writing, without Senior Creditor’s consent; (vi) Borrower and Subordinate Creditor shall not amend, alter or modify any provision of the Subordinate Creditor Documents except as authorized by Section 16; (vii) Subordinate Creditor shall not commence or join with any other Person in commencing any Insolvency Proceeding against an Obligor; (viii) Subordinate Creditor shall not contact any obligor on any Account or Payment Intangible of an Obligor or any of an Obligor’s suppliers; and (ix) no Obligor party hereto nor Subordinate Creditor shall otherwise take or permit any action prejudicial to or inconsistent with Senior Creditor’s priority position over Subordinate Creditor that is created by this Agreement.

7.       Standby as to Certain Actions.

(a)       Except as otherwise set forth in Section 7(b), Subordinate Creditor agrees that it will not ask for, demand, sue for, take, receive, or repossess any of the Collateral from any Obligor by setoff or in any other manner, or otherwise take any Enforcement Action to collect any of the Subordinated Debt or to realize upon the whole or any part of the Collateral, whether by judicial action or under power of sale, by self-help repossession or otherwise, unless and until all of the Priority Senior Debt has been Paid in Full. If Subordinate Creditor, in violation hereof, initiates any Enforcement Action against any Obligor or any Collateral, Senior Creditor may intervene and interpose this Agreement as a defense in Senior Creditor’s name or in the name of any Obligor.

(b)       If a Default occurs under any of the Subordinate Creditor Documents as a result of Borrower’s failure to pay to Subordinate Creditor any regularly scheduled installment of principal and interest due and owing to Subordinate Creditor under the Subordinated Note in accordance with its present tenor (including any of the payments permitted described in the penultimate sentence of Section 4(b)), but without prepayment (whether mandatory or optional) or payment upon acceleration (a “Subordinated Debt Payment Default”), then, subject to Subordinate Creditor’s giving to Senior Creditor at least ten (10) days prior written notice of Subordinate Creditor’s intention to do so (which notice may not be given by Subordinate Creditor at any time that a Blockage Period is in effect), Subordinate Creditor may initiate an Enforcement Action, but only if at the time of initiation of such Enforcement Action either (a) no Priority Senior Debt is outstanding or (b) such Subordinated Debt Payment Default has not been cured, no Blockage Period is in effect, no Insolvency Proceeding has been filed by or against any Obligor, and Senior Creditor has not initiated any Enforcement Action against any Obligor or any Collateral. Any payments or proceeds received by Subordinate Creditor in connection with any Enforcement Action shall be promptly turned over to Senior Creditor, in the identical form received, for application by Senior Creditor to the Priority Senior Debt until the Priority Senior Debt is Paid in Full. If after Subordinate Creditor initiates an Enforcement Action Senior Creditor initiates its own Enforcement Action to recover any Priority Senior Debt, Subordinate Creditor shall forthwith, upon receipt of notice from Senior Creditor of its having commenced an Enforcement Action, cease and desist from any further Enforcement Action by Subordinate Creditor and Subordinate Creditor shall promptly turn over to Senior Creditor any Collateral (including any proceeds of Collateral) in Subordinate Creditor’s possession.

8.       Senior Creditor’s Rights Exclusive. Subject to Section 7 hereof, for so long as any Priority Senior Debt is outstanding, Senior Creditor shall have the exclusive right to collect, foreclose upon, sell, transfer, liquidate or otherwise dispose of any or all of the Collateral as provided in the Senior Creditor Documents or by applicable law, in the manner deemed appropriate by Senior Creditor, without regard to any Liens of Subordinate Creditor therein, and Subordinate Creditor will not hinder or delay Senior Creditor’s actions in enforcing its remedies or taking any Enforcement Action with respect to any Collateral; provided, however, that after Full Payment of all Priority Senior Debt, Senior Creditor shall deliver to Subordinate Creditor (unless otherwise restricted by applicable law) for application to the Subordinated Debt any net proceeds remaining from the sale or other disposition of the Collateral.

9.       Receipt of Monies by Subordinate Creditor. If any payment, distribution or security, or the proceeds thereof, are received by Subordinate Creditor on account of or with respect to any of the Subordinated Debt other than as expressly permitted in Section 4 hereof, or from the sale, liquidation, casualty or other disposition of, or as a result of any Lien it may have with respect to, any of the Collateral at any time prior to Full Payment of all of the Priority Senior Debt, Subordinate Creditor shall forthwith deliver same to Senior Creditor in the form received (except for the addition of any endorsement or assignment necessary to effect a transfer of all rights therein to Senior Creditor) for application to the Priority Senior Debt. Senior Creditor is irrevocably authorized by Borrower and Subordinate Creditor to supply any required endorsement or assignment which may have been omitted. Until so delivered, any such payment, distribution or security shall be held by Subordinate Creditor in trust for Senior Creditor and shall not be commingled with other funds or property of Subordinate Creditor.

10.       Agreement on Certain Insolvency Proceeding Matters.

(a)       Without impairing, abrogating or in any way affecting Senior Creditor’s rights hereunder, including the priorities set forth in Section 3(a) hereof, Senior Creditor may during any Insolvency Proceeding give or withhold its consent to any Obligor’s or any receiver’s or trustee’s use of any Collateral (including cash proceeds of any Collateral) or may provide financing or otherwise extend credit to such Obligor or any receiver or trustee secured by a Lien upon any or all of the Collateral (regardless of whether such Collateral is created, acquired or arises prior to or after the commencement of any such Insolvency Proceeding), and Subordinate Creditor shall be deemed to have consented (and shall give its written consent if requested) to any Obligor’s or any receiver’s or trustee’s use of Collateral if and to the extent consented to by Senior Creditor during the pendency of any such Insolvency Proceeding. Any Lien at any time granted to or otherwise acquired by Subordinate Creditor in any of the Collateral, whether such Lien is granted to or otherwise acquired by Subordinate Creditor prior to or after the commencement of any Insolvency Proceeding or pursuant to a Plan and whether such Collateral is created, acquired or arises prior to or after the commencement of any such Insolvency Proceeding, shall be subject to all of the terms of this Agreement and shall be subordinate in priority to all Liens granted to or otherwise obtained by Senior Creditor with respect to any such Collateral as security for the Priority Senior Debt, including Liens granted to secure any financing provided or consented to by Senior Creditor in any such Insolvency Proceeding or Liens granted to Senior Creditor as adequate protection.

(b)       Subordinate Creditor shall not oppose any relief from the automatic stay that is sought by Senior Creditor and will not seek relief from the automatic stay unless and to the extent the same relief is requested and obtained by Senior Creditor; and Subordinate Creditor shall not oppose any request for adequate protection made by Senior Creditor, nor shall Subordinate Creditor seek adequate protection of any of its Liens other than an additional or replacement Lien in respect of any Collateral acquired or arising during the pendency of an Insolvency Proceeding to the same extent sought and obtained by Senior Creditor.

(c)       If in or as a result of any Insolvency Proceeding a Creditor returns, refunds or repays to any Obligor or any trustee or committee appointed in the Insolvency Proceeding any payment or proceeds of any Collateral in connection with any pending or threatened action, suit or proceeding alleging that such Creditor’s receipt of such payments or proceeds was a transfer voidable under any applicable law, then such Creditor shall not be deemed ever to have received such payment or proceeds for purposes of this Agreement in determining whether and when all of the Priority Senior Debt has been Paid in Full.

(d)       If Subordinate Creditor has any claim against any Obligor in any Insolvency Proceeding, Subordinate Creditor hereby makes, constitutes and appoints Senior Creditor as Subordinate Creditor’s attorney-in-fact and authorizes Senior Creditor (for so long as any Priority Senior Debt is outstanding) (i) to file, in the name of Subordinate Creditor, such claim on behalf of Subordinate Creditor, if such claim has not been filed by Subordinate Creditor prior to thirty (30) days before the bar date for filing such claim; and (ii) to enforce such claim, either in its own name or in the name of Subordinate Creditor, by proof of claim, suit or otherwise, and any sums received by Senior Creditor in connection with such claim shall be applied to the Priority Senior Debt. Senior Creditor shall remit to Subordinate Creditor any funds remaining after those sums have been so applied, to the extent permitted by applicable law or the proceedings governing any such Insolvency Proceeding. In no event shall Senior Creditor be liable to Subordinate Creditor for any failure to prove the Subordinated Debt, to exercise any right with respect thereto, or to collect any sums payable thereon. In no event shall Subordinate Creditor support any Plan that is opposed by Senior Creditor or oppose any Plan that is supported by Senior Creditor.

11.       Subrogation. Provided that the Priority Senior Debt has been Paid in Full, Subordinate Creditor shall be subrogated (without any representation by or recourse to Senior Creditor) to the rights of Senior Creditor to receive payments or distributions of cash, property or securities payable or distributable on account of the Priority Senior Debt, to the extent of any payments and distributions paid over to or for the benefit of Senior Creditor pursuant to this Agreement on account of the Subordinated Debt. In no event, however, shall Subordinate Creditor have any rights or claims against Senior Creditor for any alleged impairment of Subordinate Creditor’s subrogation rights, Subordinate Creditor acknowledging that any actions taken by Senior Creditor with respect to the Priority Senior Debt or the Collateral are authorized and consented to by Subordinate Creditor irrespective of any effect that any such action may have upon Subordinate Creditor’s subrogation rights.

12.       Agreement to Release Liens. If requested to do so by Senior Creditor after and during the continuance of a Default under the Senior Creditor Documents and for so long as any Priority Senior Debt is outstanding, Subordinate Creditor agrees that it will release its Liens upon any Collateral simultaneously with and in order to facilitate an Enforcement Action by Senior Creditor, an orderly liquidation or going concern sale or other disposition of such Collateral by an Obligor (whether prior to or during the pendency of any Insolvency Proceeding), or a sale or other disposition by a bankruptcy trustee or receiver for an Obligor or its assets; and promptly upon the request of Senior Creditor, Subordinate Creditor will execute and deliver such documents, instruments and agreements as are necessary to effectuate such release and to evidence such release in the appropriate public records. Notwithstanding the foregoing, any Lien of Subordinate Creditor shall, subject to all of the provisions of this Agreement, continue in the Proceeds of any such Collateral until applied to the Senior Debt.

13.       Waiver of Marshaling; Application of Payments and Proceeds. Subordinate Creditor hereby waives any right to require Senior Creditor to marshal any security or Collateral or otherwise to compel Senior Creditor to seek recourse against or satisfaction of the indebtedness to it from one source before seeking recourse or satisfaction from another source. Senior Creditor shall be authorized to apply (and reapply) any and all payments and proceeds of Collateral received by it to such portion of the Senior Debt as Senior Creditor may elect.

14.       Provisions Concerning Insurance. Proceeds of the Collateral include insurance proceeds, and therefore the priorities set forth in Section 3(a) hereof govern the ultimate disposition of casualty insurance proceeds. Senior Creditor shall have the sole and exclusive right, as against Subordinate Creditor, to adjust settlement of insurance claims in the event of any covered loss, theft, damage to or destruction of any Collateral. For so long as any Priority Senior Debt is outstanding, all proceeds of such insurance shall inure to Senior Creditor to the extent of the Priority Senior Debt, and Subordinate Creditor shall cooperate to the extent necessary to effect payment of insurance proceeds to Senior Creditor. Senior Creditor shall have the right (as set forth in the Senior Creditor Documents) to determine whether such proceeds will be applied to the Priority Senior Debt or used to rebuild, replace or repair the affected Collateral. If such proceeds are applied to Priority Senior Debt, any proceeds remaining after Full Payment thereof (including expenses of collection) shall be promptly remitted to Subordinate Creditor for application to the Subordinated Debt or to an Obligor, as applicable, unless otherwise required by applicable law.

15.       Option to Purchase Senior Debt. Notwithstanding any other provision herein, Subordinate Creditor shall have the option to purchase the Senior Debt from Senior Creditor by notifying Senior Creditor in writing thereof within ten (10) days following receipt of a Blockage Notice. Such purchase shall be effected by a closing no later than thirty (30) days following Subordinate Creditor’s notice. At such closing, Subordinate Creditor shall pay Senior Creditor cash equal to an amount which would result in Full Payment of the Senior Debt as of such closing, exclusive of any prepayment penalties or late charges, and Senior Creditor shall execute and deliver to Subordinate Creditor the original Senior Credit Documents, together with such endorsements, Collateral in Senior Creditor’s possession or control, assignments and other documents reasonably required by Subordinate Creditor; provided that Senior Creditor shall represent and warrant to Subordinate Creditor only that Senior Creditor holds the Senior Debt and Senior Credit Documents free and clear of any Liens and claims of third parties.

16.       Amendments to Documents. Senior Creditor and each Obligor shall be authorized to enter into amendments to any of the Senior Creditor Documents to which they are a party, in accordance with the terms thereof, and without prior notice to or the consent of Subordinate Creditor; provided, however, that (x) no such amendment shall increase the amount of Priority Senior Debt; and (y) except for an overadvance at closing by Senior Creditor which shall not exceed $450,000 and to which Subordinate Creditor hereby consents, Senior Creditor may not make any overadvance or other advance in excess of the credit limits set forth in the Senior Creditor Documents. Senior Creditor shall, promptly after receipt of a written request therefor from Subordinate Creditor, deliver to Subordinate Creditor copies of any amendments or modifications of any of the Senior Creditor Documents. Subordinate Creditor shall not be authorized to modify or amend any of the Subordinate Creditor Documents, without the prior written consent of Senior Creditor, to the extent that any such modification or amendment would have the effect of increasing the amount of the Subordinated Debt; increasing the rate of interest or fees payable in respect of any of the Subordinated Debt; altering the method, time of payment (other than to extend the time of payment) or manner of payment of any Subordinated Debt; or making more restrictive any covenants or Defaults contained in any of the Subordinate Creditor Documents. Subordinate Creditor shall, promptly after receipt of a written request therefor from Senior Creditor, deliver to Senior Creditor copies of any amendments or modifications of any of the Subordinate Creditor Documents. Borrower shall promptly, after the execution of such amendments or modifications to the Senior Creditor Documents or the Subordinate Creditor Documents, deliver conformed copies thereof to the Creditor not party thereto, but the failure to do so by Borrower shall in no way affect any of the rights or privileges of such Creditor under this Agreement.

17.       Notices. All notices, requests and demands to or upon a Party hereto shall be in writing and shall be delivered by hand, sent by certified or registered mail, return receipt requested or by telecopier and shall be deemed to have been validly served, given or delivered when delivered against receipt or three (3) Business Days after deposit in the U.S. mail, postage prepaid, or, in the case of telecopy notice, when received at the office of the noticed Party, in each case addressed as follows:

(A)	If to Senior Creditor:	Prestige Capital Corporation
400 Kelby Street, 14th Floor
Fort Lee, NJ 07407
Attention: Harvey L. Kaminski
Telecopier: 201-944-9477
Email: HKaminski@prestigecapital.com

(B)	If to Subordinate	Super G Capital, LLC

	Creditor:	23 Corporate Plaza, Suite 100
Newport Beach, CA 92660
Attention: Marc Cole
Telecopier No.:949-734-7486
Email: marc@supergcapital.com

	With a copy to:	Jeffer Mangels Butler & Mitchell LLP
1900 Avenue of the Stars, 7th Floor
Los Angeles, CA 90067
Attention: Joel J. Berman, Esq.
Telecopier: 310-203-0567
Email: jberman@jmbm.com

(C)	If to Borrower:	Smart Works, LLC.
____________________
____________________
Attention: ____________
Telecopier:____________
Email:________________

or to such other address as each Party may designate for itself by like notice given in accordance with this section. Any written notice that is not sent in conformity with the provisions hereof shall nevertheless be effective on the date that such notice is actually received by the noticed Party. Subordinate Creditor agrees that any requirement for the giving of notice by Senior Creditor under the UCC or otherwise in connection with any Enforcement Action with respect to any Collateral shall be satisfied by the giving of written notice at least ten (10) days prior to the date on which such rights or remedies are to be exercised by Senior Creditor, provided that nothing herein shall be deemed to require the giving of any such notice when such notice is not required by applicable law.

18.       No Duties Imposed Upon Senior Creditor. The rights granted to Senior Creditor in this Agreement are solely for its protection and nothing herein contained imposes on Senior Creditor any duty with respect to any of the Collateral or to advise Subordinate Creditor of information known to Senior Creditor regarding any Obligor, the Collateral, or actions taken or not taken by Senior Creditor pursuant to any of the Senior Creditor Documents or otherwise with respect to any Obligor or any Collateral. Senior Creditor has no duty to preserve rights against prior parties on any Instrument or Chattel Paper received from any Obligor as collateral security for any of the Senior Debt.

19.       Specific Enforcement. If Subordinate Creditor fails to comply with any provision of this Agreement that is applicable to it, Senior Creditor may demand specific performance of this Agreement and may exercise any other remedy available at law or equity. Borrower and Subordinate Creditor each hereby waives any defense based on the adequacy of a remedy at law which might be asserted as a bar to the remedy of specific performance of this Agreement in any action brought therefor by Senior Creditor.

20.       Additional Credit Extensions. Senior Creditor may make Credit Extensions to Borrower from time to time, pursuant to the Senior Creditor Documents or otherwise, and all such loans or other credit shall constitute part of the Senior Debt to the extent secured by all of the Collateral, and nothing herein shall restrict in any manner or in any way the right of Borrower to obtain additional Credit Extensions from Senior Creditor or the right of Senior Creditor to make available such additional Credit Extensions to Borrower as Senior Creditor in its sole discretion may elect.

21.       Independent Credit Investigations. Neither Creditor, nor any of such Creditor’s respective directors, officers, agents, employees, successors or assigns, shall be responsible to the other or to any other Person for any Obligor’s financial condition (including solvency or ability to repay any of the Subordinated Debt or any of the Senior Debt); statements of any Obligor, oral or written; the validity, sufficiency or enforceability of any of the Subordinate Creditor Documents or any of the Senior Creditor Documents; or the validity, perfection or priority of any Liens granted by any Obligor to either Party in connection with any of the Subordinate Creditor Documents or any of the Senior Creditor Documents. Each Creditor has entered into its agreements with each Obligor based upon its own independent investigation, and makes no warranty or representation to the other nor does it rely upon any representation of the other with respect to matters identified or referred to in this Section.

22.       No Additional Rights of Obligors Hereunder. Nothing herein shall be construed to confer additional rights upon any Obligor.

23.       Term of Agreement. This Agreement shall continue in full force and effect and shall be irrevocable by any Party hereto until the sooner to occur of the following: (i) Creditors in writing mutually agree to terminate this Agreement or (ii) the Senior Debt is Paid in Full.

24.       Entire Agreement; Amendments. This Agreement expresses the entire understanding and agreement of the Parties hereto with respect to the subject matter hereof and supersedes all prior understandings and agreements of the Parties regarding the same subject matter. This Agreement may not be amended or modified except by a writing signed by the Parties hereto; provided, however, that Creditors may in writing (without the necessity of the signature of any Obligor) amend, modify or waive any of the provisions herein relating to the rights, duties, remedies, powers, privileges, Lien priorities or subordinations of either Creditor.

25.       No Third Party Beneficiaries. Nothing contained in this Agreement shall be deemed to indicate that this Agreement has been entered into for the benefit of or may be enforced by any Person other than the Parties hereto.

26.       Conflict with Documents. The provisions of this Agreement are intended by the Parties to control any conflicting provisions in the Senior Creditor Documents or the Subordinate Creditor Documents, including any covenants prohibiting further borrowing or encumbrances of Collateral.

27.       Counterparts; Signatures. This Agreement may be executed in any number of counterparts and by different Parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. Any signature delivered by a Party by facsimile transmission or electronic means shall be deemed to be an original signature hereto.

28.       Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns. In no event, however, shall either Creditor transfer or assign any Lien that it may have in any of the Collateral to any Person unless the transferee or assignee thereof shall first agree in writing to be bound by the terms of this Agreement the same as if an original signatory hereto. In addition to, and without limiting the generality of the immediately preceding sentence, any Person whose loans or advances to Borrower hereafter are used to refinance and Pay in Full the Senior Debt shall be deemed for all purposes hereof to be the successor to Senior Creditor, and from and after the date of any such refinancing and Full Payment of the Senior Debt such Person shall be deemed a party hereto in the place and stead of Senior Creditor as if such Person had been an original signatory hereto, and all loans, advances, liabilities, debit balances, covenants and duties at any time or times owed by any or all of Obligors to such Person, whether direct or indirect, absolute or contingent, secured or unsecured, due or to become due, then existing or thereafter arising, including any renewals, extensions, modifications, or replacements of any of the foregoing, shall be deemed for all purposes hereunder to constitute and be Senior Debt. For removal of doubt, under no circumstance shall the amount of the Priority Senior Debt be increased by virtue of any of the actions described in this Section.

29.       Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under California law, but if any provision of this Agreement shall be prohibited by or invalid under California law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

30.       Governing Law. This Agreement shall be interpreted, and the rights and obligations of the parties hereto determined, in accordance with the internal laws of the State of California.

31.       Litigation; Jurisdiction and Venue. Each Party hereby irrevocably consents to the jurisdiction of the courts of the State of California and of any federal court located in the State of California, in connection with any action or proceeding arising out of or relating to this Agreement. In any such litigation, each Party waives personal service of any summons, complaint or other process, and agrees that the service thereof may be made by certified or registered mail direct to such Party at its place of business set forth in Section 17 hereof. The choice of forum set forth herein shall not be deemed to preclude the enforcement of any judgment obtained in such forum or the taking of any action under this Agreement to enforce the same in any appropriate jurisdiction, or the commencement by Senior Creditor, in its sole discretion, of any action or suit in any jurisdiction where any Collateral may be found to repossess or foreclose upon any such Collateral.

32.       Jury Trial Waiver. To the fullest extent permitted by applicable law, each Party hereby waives all rights to a trial by jury in connection with any claim, counterclaim, action, suit or other proceeding arising out of or related to this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their duly authorized officers or agents as of the day and year first above written.

PRESTIGE CAPITAL CORPORATION
(“Senior Creditor”)

By:
Name:	Harvey L. Kaminski
Title:	President/CEO

SUPER G CAPITAL, LLC
(“Subordinate Creditor”)
By:
Name:	Marc Cole
Title:	Chief Financial Officer

SMART WORKS, LLC
(“Borrower”)

By:
Name:
Title: